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HTI

HUDSON
TECHNOLOGIES, INC.
THE REFRIGERANT LEADER                                                Release

                                             Contact: William Barron, VP/CFO
                                                      Stephen Cole-Hatchard, VP
                                                      Hudson Technologies, Inc.
                                                      914-368-4990 (ext. 33)


HILLBURN, N.Y. (January 29, 1997) -- Hudson Technologies Inc. (NASDAQ:HDSN) today announced the formation of a strategic alliance with DuPont
Fluoroproducts, the nation's leading provider of refrigerant products. Hudson is the leading provider nationwide of refrigerant management and reclamation services. Concurrent with the alliance, DuPont acquired a ten percent ownership position in Hudson.

         Hudson will provide recovery, reclamation, separation, packaging and testing services directly to DuPont for marketing through the DuPont Authorized Distributor Network. In addition, Hudson will market DuPont refrigerant products to selected market segments together with Hudson reclamation and refrigerant management services.

         Financial terms were not disclosed.

         Mark S. Baunchalk, national sales and marketing manager of DuPont Refrigerants said "the addition of Hudson's products and market access will be a significant factor in supporting our growth strategies in the U.S. refrigerants market. Hudson's leading-edge technology and capabilities will enhance our competitive position by providing the DuPont Authorized Distributor Network with 'world class' refrigerant recovery and reclamation services which will become the industry standard."

         Kevin J. Zugibe, president and CEO of Hudson Technologies, said that Hudson has maintained a close business relationship with DuPont for several years; providing field service collection and reclamation of used chlorofluorocarbon (CFC) and hydrochlorofluorocarbon (HCFC) products from DuPont distributors.

         "We are delighted that DuPont chose to align with Hudson. The ability to provide DuPont refrigerants, in conjunction with our reclaimed products and services, will enable Hudson to offer a full portfolio of products and services to its customers," said Zugibe.

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         DuPont has invested more than $500 million in the development of CFC alternatives. DuPont "Suva" refrigerants are the industry standard for CFC conversions and original equipment specifications. In addition to the refrigerants offering, the company offers a broad range of products for other applications -- "Formacel" blowing agents, "Vertrel" cleaning agents, "Dymel" aerosol propellants, "Zyron" electronic gases and fire extinguishants.

         Founded in 1991, Hudson provides refrigerant reclamation and management services, in addition to reclaimed refrigerant products under the brand name 'Glacier'. From its eight regional facilities in New York (two), Florida (two), Illinois, Nevada, North Carolina and Louisianna, Hudson specializes in the rapid recovery and reclamation of all commonly-used refrigerants through its patented reclamation equipment. Hudson also provides various refrigerant blending, testing and packaging services, as well as refrigerant management training and computer software products.

                                     # # #

"Suva", "Formacel:, "Vertrel", and "Dymel" are DuPont registered trademarks. "Glacier" is a Hudson trademark.

January 29, 1997